HEI Exhibit 4.4
08/12/2026
Letter Amendment to Change Investment Options with respect to the plan specified below (the "Plan")

Legal Plan Name (as specified in the service agreement)	Fidelity Plan Number	Plan Type (reference only)
Hawaiian Electric Industries Retirement Savings Plan	56566	Qualified Plan
This letter, along with its attachments (collectively, the "Letter"), relates to the Plan and is made pursuant to the Trust Agreement for the Plan entered into between Hawaiian Electric Industries, Inc. (the “Sponsor”) and Fidelity Management Trust Company ("Fidelity") dated as of September 4, 2012 (the “Agreement”), and amended by a First Amendment effective March 1, 2015, by a Second Amendment effective January 1, 2018, by a Third Amendment effective July 1, 2018, by a Fourth Amendment effective June 26, 2019, by a Fifth Amendment effective March 1, 2020, by a Sixth Amendment effective January 1, 2023, by a Seventh Amendment effective December 31, 2024, by a restated Seventh Amendment effective January 1, 2025, by an Eighth Amendment effective July 1, 2025, and further amended by letters of direction executed by Sponsor and Fidelity which specifically state that both parties intend and agree that each such letter of direction shall constitute an amendment to the Agreement. Sponsor and Fidelity (the “Parties”) intend and agree that this Letter shall constitute a further amendment to the Agreement to the extent the direction contained herein modifies the investment options available under the Plan.
Direction. Sponsor hereby (i) directs Fidelity to act in accordance with the following attachments, and (ii) acknowledges its receipt and understanding of, and agreement with, all included terms and disclosures:
    Attachment A - Summary of Additions to Plan Investments
    Attachment B - Summary of Removed Plan Investment(s)
    Attachment C - Additional Terms and Disclosures
    Attachment D - Strategy to Communicate Changes
Sponsor Affirmation. Sponsor affirms that the Hawaiian Electric Industries, Inc. Pension Investment Committee (the “Named Fiduciary”) (i) is capable of evaluating investment risks independently, and (ii) has exercised independent judgment for all decisions concerning the Plan’s investment line-up and investment strategies, including, but not limited to, evaluations of information provided by Fidelity or its affiliates.
Time is of the Essence. Sponsor must deliver this signed Letter to Fidelity on or before 08/18/2026. Upon receipt of Sponsor's properly signed Letter, Fidelity will begin implementation.
Authorization. The undersigned represent that they are authorized to execute this Letter on behalf of the respective parties. The Parties may rely without duty of inquiry on the foregoing representation.
Importance of Review. The Named Fiduciary will promptly review any reports Fidelity may from time to time provide, including reports posted to Plan Sponsor Workstation, and notify Fidelity as soon as it becomes aware of any errors and/or omissions.
Sponsor understands that Fidelity (i) is available to discuss and explain any of the terms herein before Sponsor provides the completed form to Fidelity, and (ii) will remain available to review the actions taken based on the directions provided.
Sponsor recognizes the importance of changes to a Plan's investment choices and the significant risks (financial and otherwise) associated with any incorrect actions in this regard. Sponsor confirms that it (i) has read this Letter fully, (ii) has sought clarification to the extent necessary, and (iii) understands its terms. Sponsor is responsible for any incomplete, inaccurate, or inconsistent information supplied to Fidelity by Sponsor, its consultants or other designees.

Fidelity Confidential Project Number W552285-05JAN24

Hawaiian Electric Industries, Inc.
By: Hawaiian Electric Industries, Inc. Pension Investment Committee
By:_/s/ Scott W. H. Seu_____________________     By:_/s/ Kurt K. Murao_______________________
(Signature of Authorized Individual)             (Signature of Authorized Individual)
Name: Scott W. H. Seu                     Name: Kurt K. Murao
Title: Chairman                         Title: Secretary
Date: _8/13/2026_____________________________     Date: _8/13/2026___________________________
A copy of the Letter will be returned to Sponsor after it has been countersigned by Fidelity.
Agreed to and accepted by:
Fidelity Management Trust Company
By:_/s/ Kevin Wright___________
(Signature of Fidelity Authorized Individual)
Name:_Kevin Wright___________
(Printed Name)
Title:_Director_______________
Date:_8/18/2026_____________

Fidelity Confidential Project Number W552285-05JAN24

Attachment A - Summary of Additions to Plan Investments
A.    Added Investments
The funds listed below will be added after 4:00 PM ET on the business day immediately preceding the Live Date.

Plan #	Live Date	Ticker/ Cusip	Legal Fund Name	Fidelity Code	Redemption/ Short-Term Trading Fees
56566	10/02/2026	14214T109	Eagle Mid Cap Growth CIT Founders Class	OD0U	N/A
56566	10/02/2026	97183V387	Great Gray Trust T. Rowe Price Stable Value CIT S	O2QS	N/A
56566	10/02/2026	97181T889	PIMCO RAE US Small CIT Class S	O8MP	N/A
56566	10/02/2026	84679P306	Spartan® 500 Index Pool Class C	3951	N/A
56566	10/02/2026	84679P801	Spartan® Extended Market Index Pool Class C	3986	N/A
56566	10/02/2026	TRSSX	T. Rowe Price Institutional Small-Cap Stock Fund	OLDN	N/A
References to "Fidelity Codes" in this document are used to identify the fund on Fidelity's system and Fidelity is not requesting Sponsor to confirm such codes.
Because of the number of funds/options available and the similarity among many of their names, the possibility for oversight or error is high. Fidelity requires therefore that you take the time to confirm the exact fund/investment name, share class, Ticker/CUSIP, the timing of the additions, and all other information specified above and indicate that you have confirmed that each investment option specified is correct after a word-for-word check.
Please initial here to confirm the above additions: ACM
B.    Restrictions
All added investment options will be opened for all money-in and money-out, Rebalance, Investment Election transactions, and will not be restricted from any transaction.
Please initial here to confirm the above restriction(s): ACM
C.    Investment-Specific Acknowledgments
1.    Outside CITs.  Sponsor has determined to offer collective investment funds maintained by an institution unaffiliated with Fidelity. Please be aware that the unaffiliated collective investment provider may require documentation to be completed by Sponsor prior to the Plan's investment. Please reach out directly to such provider to determine if there is any required documentation and complete as soon as possible. Failure to do so may result in trades not being accepted in a timely manner and/or a delay in this project. Fidelity is not responsible for any delays and/or losses resulting from any party's failure to complete documents required by the collective investment provider. All transactions involving the Eagle Mid Cap Growth CIT Founders Class, Great Gray Trust T. Rowe Price Stable Value CIT S and PIMCO RAE US Small CIT Class S will be performed in accordance with separate Operating Procedures between the Trustee/Fidelity, or its affiliate, and Alta Trust and Great Gray Trust Company, LLC.
2.    Geode Capital Management Trust Company (GTC) CITs.  Sponsor has received a copy of the Spartan Group Trust for Employee Benefit Plans established and maintained by GTC pursuant to IRS guidance (the "Group Trust"), the participation agreement for the Group Trust (the "Participation Agreement"), and the declaration of separate fund for Spartan® 500 Index Pool Class C and Spartan® Extended Market Index Pool Class C (the "Declaration of Separate

Fidelity Confidential Project Number W552285-05JAN24

Fund"). Sponsor adopted the terms of the Group Trust, the Participation Agreement and the Declaration of Separate Fund by signing and returning the applicable documentation to GTC, as applicable.
3.    Sponsor Electronic Prospectus Delivery Election.  In lieu of receiving a printed copy of the prospectus for each Fidelity and Non-Fidelity Mutual Fund selected by the Named Fiduciary as a Plan investment option or short-term investment fund. Sponsor hereby consents to receiving such documents electronically. The Named Fiduciary shall access each prospectus as described below after receiving notice from Fidelity that a current version is available online at a website maintained by Fidelity or its affiliate. Sponsor, on behalf of itself or the Named Fiduciary, as applicable, acknowledges that on the effective date of this Letter amendment prospectuses are on Fidelity NetBenefits at https://nb.fidelity.com/public/nb/401k/home/library. Fidelity may from time to time notify the Named Fiduciary or Sponsor as applicable that prospectuses are available at alternative website locations. Sponsor on behalf of itself or the Named Fiduciary, as applicable, represents that it has accessed each such prospectus by the effective date. In the event a prospectus for a Plan investment option cannot be accessed, the Named Fiduciary will contact Fidelity to receive (or if applicable to ensure Named Fiduciary's receipt of) the prospectus.
Please initial here to confirm and agree to the above Investment-Specific Acknowledgments: ACM

Fidelity Confidential Project Number W552285-05JAN24

Attachment B - Summary of Removed Plan Investment(s)
A.    Removed Investments and Mapping
As indicated in the chart below, the Plan specified will be (i) redirecting future contributions, or (ii) reallocating the balances in frozen funds in the Plan (whether frozen within this or a previous direction), or (iii) both. "Redirecting" means freezing and redirecting contributions with respect to the "From" fund specified. "Reallocating" means transferring fund balances from the "From" fund specified to the "To" fund specified.
Redirecting and Reallocating will become effective as of the market close (generally 4:00 PM ET) on the applicable dates specified below.

Plan #	Indicate "Redirection", "Reallocation" or "Both"	Re-Direct Trade Date	Re- Allocate Trade Date	Fidelity (FROM) Code & Ticker/ CUSIP	From Legal Name		To Legal Name	Fidelity (TO) Code & Ticker/ CUSIP	Redemption/ Short-Term Trading Fees on From Fund
56566	Both	10/02/2026	10/02/2026	OL4W ASVGX	American Century Small Cap Value Fund R5 Class	]	PIMCO RAE US Small CIT Class S	O8MP 97181T889	N/A
56566	Both	10/02/2026	10/02/2026	OYAR HAGIX	Carillon Eagle Mid Cap Growth Fund Class I	]	Eagle Mid Cap Growth CIT Founders Class	OD0U 14214T109	N/A
56566	Both	10/02/2026	10/02/2026	2328 FXAIX	Fidelity® 500 Index Fund	]	Spartan® 500 Index Pool Class C	3951 84679P306	N/A
56566	Both	10/02/2026	10/02/2026	2365 FSMAX	Fidelity® Extended Market Index Fund	]	Spartan® Extended Market Index Pool Class C	3986 84679P801	N/A
56566	Both	10/02/2026	10/02/2026	OFTH OTCFX	T. Rowe Price Small-Cap Stock Fund	]	T. Rowe Price Institutional Small-Cap Stock Fund	OLDN TRSSX	N/A
56566	Both	10/02/2026	10/02/2026	O9MZ 87281W304	T. Rowe Price Stable Value Common Trust Fund K	]	Great Gray Trust T. Rowe Price Stable Value CIT S	O2QS 97183V387	N/A
References to Fidelity "Codes" in this document are used to identify the fund on Fidelity's system and Fidelity is not requesting Sponsor to confirm such codes.
Because of the number of funds/options available and the similarity among many of their names, the possibility for oversight or error is high. Fidelity requires therefore that you take the time to confirm the

Fidelity Confidential Project Number W552285-05JAN24

exact fund/investment name, share class, Ticker/CUSIP, the timing of the changes, and all other information specified above and indicate that you have confirmed that each investment option specified is correct after a word-for-word check.
Please initial here to confirm: ACM
B.    Restrictions
1.    All of the "From Fund" investment options will be closed for all money-in and money-out transactions and will be restricted from all transactions.
Please initial here to confirm above restriction(s): ACM

Fidelity Confidential Project Number W552285-05JAN24

Attachment C - Additional Terms and Disclosures
I.     Additions To Plan Investment(s)
A.    Performance
Fund Performance will be made available to Plan Participants on NetBenefits and on Statements and is also available through a Customer Service Representative. Fidelity displays certain investment-performance-related and holdings-based data for investment products on NetBenefits that may be based on data received from various third-party sources including but not limited to Morningstar, LLC, investment managers, trustees, or plan sponsors. Depending on such source and type of underlying data and the particular investment product, information may not be available or updated on NetBenefits for several days after receipt; for custom investment options where past performance is not available, at least thirty days may be required for performance history to be generated and calculated.
The following Standard Performance will be made available, where applicable
    1, 3, 5, 10 Year Average Annual
    Life Of Fund Average Annual
    3 Month Cumulative
    Year-To-Date Cumulative
    52 Week High
    52 Week Low
B.    Distribution And Fee Redemption Methodology
The new funds will be added to the redemption methods for all withdrawals, loans and/or fee processing, as currently provided in the Agreement and Plan Administration Manual.
    For redemption methods and/or fee processing using hierarchal method, the new funds will be added in the last position and/or,
    For redemption methods and/or fee processing using a pro-rata method, the new funds will be added to the list.
II.     Removed Plan Investment(s)
A.    Liquidations
All assets will be liquidated and processed as a cash transaction.
B.    Fidelity Personalized Planning & Advice ("FPP&A")
For Plan 56566, which has elected FPP&A, SAI, which serves as discretionary investment manager for certain electing Participants, will (as soon as administratively feasible after the fund action effective date) rebalance Participant account balances among the offerings in the new investment line-up, excluding any assets identified in the FPP&A terms and conditions as excluded from the advisory service.

Fidelity Confidential Project Number W552285-05JAN24

C.    Real Time Traded Stock Restrictions
The Hawaiian Electric Industries Retirement Savings Plan (56566) offers Real Time Traded Stock. Exchanges out of HEI Common Stock (RT3L) into funds listed in the "From Fund" column above will be restricted after 4:00 PM ET on 10/01/2026.
Please notify your Fidelity Implementation Project Manager if you have any questions regarding the above Additional Terms and Disclosures.

Fidelity Confidential Project Number W552285-05JAN24

Attachment D - Strategy to Communicate Changes
Sponsor requests that Fidelity draft the fund change notification for the Named Fiduciary's review and approval. The Named Fiduciary has confirmed that all status codes should be included with the fund change notifications. Fidelity will distribute the approved fund change notification electronically, via email and NetBenefits and via print to Participants for whom electronic delivery cannot occur. Communications will be sent out at least 30 days prior to the earliest effective date unless otherwise directed by the Named Fiduciary or unless the Named Fiduciary fails to approve notification with sufficient time for Fidelity to so distribute. The Named Fiduciary has considered whether the directions herein implicate the Sarbanes-Oxley Act of 2002 and, to the extent implicated, has determined that any applicable requirements have been or will be satisfied.
Please notify your Fidelity Service Team if you have any questions regarding this section.

9 Fidelity Confidential Project Number W552285-05JAN24

Fidelity Confidential Project Number W552285-05JAN24